News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Senior Director, Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES RECEIVES NASDAQ STAFF DETERMINATION

CHANTILLY, Va., April 8, 2008 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of web-based financial services, today announced that on April 2, 2008, it received a Nasdaq Staff Determination indicating that by not filing its Annual Report on Form 10-K for the period ended December 31, 2007 on a timely basis, it no longer complies with the requirements for continued listing set forth in Marketplace Rule 4310(c)(14). The Company intends to remedy this non-compliance by filing its Form 10-K as soon as possible. In the event it cannot file before 4:00 pm Eastern Time on April 9, 2008, it intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Online Resources
Online Resources powers financial technology services for thousands of financial institutions, billers and credit service providers.  Its proprietary suite of account presentation and payment services are branded to its clients, and augmented by marketing services to drive consumer and business end-user adoption.  The Company serves over 10 million end-users and processes more than $100 billion in bill payments annually.  Founded in 1989, Online Resources (www.orcc.com) is recognized as one of the nation’s fastest growing technology companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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